Exhibit 99.1

NEWS RELEASE

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI  49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES APPOINTMENT OF MICHAEL COK
TO ITS BOARD OF DIRECTORS

GRAND RAPIDS, Mich., June 30, 2017 – Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that its Board of Directors appointed Michael Cok to the boards of the Corporation and the Bank.  Mr. Cok will also serve on the Corporation’s audit committee.  Mr. Cok is the Chief Operating Officer – Farmers Specialty, a division of Farmers Group, Inc., which manages the insurance operations of the Farmers Insurance Group of Exchanges (Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange). He also serves as Vice President of Foremost Insurance Company,  Grand Rapids, Michigan and its subsidiaries, which are wholly-owned subsidiaries of the Exchanges. Farmers Group, Inc. is a wholly-owned subsidiary of the Zurich Insurance Group Ltd. family of insurance companies.  Farmers Specialty provides a variety of specialty, personal lines insurance products throughout the United States.  Mr. Cok is a certified public accountant and is active in a variety of charitable and civic organizations.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to add Mike to the Boards of Directors of both our parent company and the Bank.  His experience and leadership roles with a major insurance company, as well as his background in public accounting, make him an important addition to our organization.”

Mike Cok commented: “I am excited to join the Board of Directors of Independent Bank Corporation. The Company has a strong dedication to the communities it serves. I look forward to working with such a talented and committed Board and management team.”

Mr. Cok is a graduate of Calvin College with a Bachelor of Arts Degree in Economics with a concentration in Accounting.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.6 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at:  IndependentBank.com.